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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT





We consent to the incorporation by reference in (i) Registration Statement No. 33-6661 on Form S-8, (ii) Registration Statement No. 33-32202 on Form S-2,
(iii) Registration Statement No. 33-20496 on Form S-8, (iv) Registration Statement No. 33-37747 on Form S-3, (v) Registration Statement No. 33-34350 on Form S-3, (vi) Registration Statement No. 33-38620 on Form S-8 and (vii) Registration Statement No. 33-44909 on Form S-8 of our report dated
March 28, 1995, (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Presidio Oil Company for the year ended December 31, 1994.



/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP

Denver, Colorado
March 28, 1995